QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.6

NovaCardia, Inc.
12230 El Camino Real, Suite 300
San Diego, CA 92130

April 5, 2004

Randall E. Woods
P.O. Box 675331
Rancho Santa Fe, CA 92067

Dear Randy:

        On behalf of the Board of Directors of NovaCardia, Inc. ("NovaCardia"), I am pleased to offer you the position of President and Chief Executive Officer, effective as of April 12, 2004 (the "Start Date"). The principal terms of your employment are as follows:

        1.     In your capacity as President and Chief Executive Officer, you will report to the Board of Directors. Your base compensation will be $25,000.00 per month ($300,000.00 per year). Your annual bonus opportunity will be twenty-five percent (25%) of your base compensation based upon achievement of performance objectives to be mutually agreed upon between NovaCardia and you.

        2.     You will be issued an option to purchase One Million Six Hundred Thirty-Eight Thousand Twenty-Four (1,638,024) shares of the Common Stock of NovaCardia (the "Option"). The Option will be immediately exercisable in full at a per share price equal to $0.10. The Shares issued to you upon exercise of the Option will be subject to a right of repurchase in favor of NovaCardia upon termination of your employment with NovaCardia for any reason. The right of repurchase will lapse over a four-year period, with the right of repurchase lapsing with respect to twenty-five percent (25%) of the shares subject to the Option on the first anniversary of your Start Date, and thereafter with respect to an additional 1/36 of the total remaining number of shares at the end of each immediately following calendar months. In addition, in the event of a Change in Control (as defined below), the right of repurchase will lapse in its entirety. The Option will be evidenced by NovaCardia's standard form of Incentive Stock Option Agreement. Any shares issued upon exercise of the Option will be subject to a right of first refusal in favor of NovaCardia and certain restrictions on transfer, which will be set forth in an Optionee Restriction Agreement to be entered into between you and NovaCardia.

        For purposes hereof, "Change in Control" shall mean a (i) sale, lease or other disposition of all or substantially all of the assets of NovaCardia or (ii) a merger or consolidation in which NovaCardia is not the surviving entity and which holders of NovaCardia's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the surviving entity.

        3.     Your employment with NovaCardia will be "at will," which means that either you or NovaCardia may terminate your employment at any time for any reason whatsoever upon thirty (30) days' written notice. In the event that your employment is terminated by NovaCardia without cause, you shall be entitled to continue to be compensated by NovaCardia, at your then annual base salary, for a period of six (6) months. The determination as to whether or not your employment is being terminated "with cause" shall be made in good faith by the Board of Directors.

        4.     You will be entitled to twenty (20) days paid vacation each year, accruing on a monthly basis, one (1) personal day, and eight (8) holidays each year. YOU will be eligible for fringe benefits established by NovaCardia and approved by the Board of Directors.

        5.     NovaCardia will reimburse you for all reasonable and necessary out-of-pocket expenses incurred by you in connection with services rendered on behalf of NovaCardia subject to you providing NovaCardia with appropriate substantiation in accordance with NovaCardia policy.

        6.     Upon commencement of your employment, you and NovaCardia will execute NovaCardia's standard form of Patent, Copyright and Non-disclosure Agreement.

        7.     This letter agreement shall be governed and construed under the laws of the State of California as applied to agreements between California residents entered into and to be performed entirely within California.

        Randy, this is a very exciting opportunity to build a company from the ground floor. I am looking forward to your contributions to our success. If this offer meets with your approval, please sign the enclosed copy of this letter where indicated below and return the executed copy to me by no later than April 9, 2004.

Sincerely,
NovaCardia, Inc.
	By:	/s/ Eckard Weber Eckard Weber, M.D. Chairman of the Board
AGREED AND ACCEPTED to this 5th day of April, 2004:
/s/ Randall E. Woods Randall E. Woods

QuickLinks

  Exhibit 10.6